Exhibit 99.1

National Interstate Corporation Announces Second Quarter 2007 Dividend

RICHFIELD, Ohio, May 22, 2007/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) announced today that its Board of Directors approved a $0.05 per share dividend at its May 18, 2007 meeting. The cash dividend will be payable on June 15, 2007 to shareholders of record of the Company’s common stock as of the close of business on May 31, 2007.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com